Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: David Tucker 281-406-2370
November 7, 2007
Parker Drilling Third Quarter 2007 EBITDA Increases 39 Percent to $74 Million
HOUSTON, November 7, 2007 — Parker Drilling Company (NYSE: PKD), a global drilling contractor and service provider, today reported strong financial and operating results for the third quarter 2007. Highlights include:
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 39 percent over the third quarter 2006;

•	Net income increased 22 percent over the third quarter 2006;

•	EBITDA generated by Parker’s international land drilling segment nearly tripled in comparison to the third quarter of 2006;

•	Both U.S. barge rig operations and Quail Tools generated record EBITDA;

•	International land rig utilization increased to 75 percent, up from 55 percent in the third quarter last year;

•	Remaining Floating Rate Notes of $100 million were redeemed;

•	An Amended and Restated Credit Agreement was finalized, increasing available credit from $40 million to $60 million and extending the facility for five years.
Robert L. Parker Jr., chairman and chief executive officer of Parker Drilling, said: “All three of our operating segments turned in excellent performances during the third quarter. As forecast, these results were driven by dramatically increased contributions from our international operations and a record quarter for both Quail Tools and our U.S. barge rig operations.”
Third Quarter Earnings and Financial Highlights
For the three months ended September 30, 2007, Parker reported earnings of $22.7 million, or $0.20 per diluted share, on revenues of $172.2 million for the third quarter ended September 30, 2007, compared to revenues of $146.8 million and net income of $18.6 million or $0.17 per diluted share for the third quarter of 2006. Net income in the third quarter of 2007 included net expense of $1.6 million or $0.02 per diluted share, which was the result of $2.4 million of debt extinguishment cost, $1.1 million provision for carrying value and a non-cash credit to tax expense of $0.5 million for potential interest and exchange rate fluctuations relating to a tax liability recorded on January 1, 2007, associated with the adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $74.2 million for the third quarter of 2007, 39 percent higher than the $53.2 million reported in the third quarter of 2006. Higher dayrates and utilization resulted in a seven percent EBITDA improvement for Parker’s U.S. Gulf of Mexico barge rigs over the prior year’s quarter. Quail Tools, Parker’s drilling and production rental tools subsidiary, also achieved record EBITDA of $20.9 million, which topped the record set in the third quarter of 2006. For the first nine months of 2007, total EBITDA was $192.1 million, a 25 percent increase over the $153.3 million for 2006. (The details of the EBITDA calculation, a non-GAAP financial measure, for the current and prior eight quarters are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.)

For the first nine months of 2007, Parker reported revenues of $473.7 million and net income of $69.5 million or $0.63 per diluted share compared to revenues of $440.1 million and net income of $43.9 million or $0.41 per diluted share for the first nine months of 2006. Included in 2007 results is an after—tax gain of $0.07 per diluted share from the sale of two workover barge rigs in January, non-cash FIN 48 charges of $0.05 per diluted share and after-tax charges of $0.02 per diluted share for debt extinguishment and provision for carrying value. Included in 2006 results was net income of $0.02 per diluted share for gains recorded on the disposition of two Nigerian barges and US barge rig 57, offset by debt extinguishment costs.
Capital expenditures for the nine months ended September 30, 2007 totaled $191.4 million. Total debt increased to $354 million due to the issuance of $125 million of Convertible Notes and subsequent redemption of $100 million of our Floating Rate notes. The Company’s cash, cash equivalents and marketable securities totaled $67.0 million at September 30, 2007.
Average utilization for barge rigs drilling in the Gulf of Mexico transition zone for the third quarter 2007 was 83 percent, up from the 72 percent reported for the third quarter 2006 and the 74 percent reported for the second quarter 2007. Current barge rig utilization is 81 percent. The Company’s deep drilling barge dayrates in the Gulf of Mexico were up approximately $2,100 per day from the third quarter 2006, but decreased to $47,900 from the record level of $51,600 per day posted during the second quarter 2007. (Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates — GOM.”)
The average utilization of international land rigs for the third quarter 2007 increased to 75 percent, up from the 71 percent reported for the second quarter 2007 and 55 percent in the third quarter 2006. Current international utilization is 82 percent and is expected to further increase during 2007 as rigs continue to reposition to new contracts.
Summary
Parker continued, “Internationally, we began to realize the substantial benefits of repositioning our international fleet to long-term contracts with strong margins, and we anticipate this performance to continue, as demonstrated in today’s announcement of new contracts in Mexico and Kazakhstan.

“North Africa/Middle East is a strategic, long-term growth market for us and the scope of our Saudi Arabian joint venture is significant. By early next year, we expect to have six rigs working under three-year initial commitments for drilling with the option to extend to a fourth year. The joint venture, however, has experienced delays and cost overruns during the construction and commissioning phase of the project and as a result, we recognized a $1.1 million non-cash charge. We also plan to invest an additional $20 to $25 million to finish construction and commissioning of the rigs and expect to have all six rigs operational by the second quarter of 2008, solidifying our initial presence in this strategic market.
“Quail Tools quickly rebounded from a flat second quarter with record-breaking third quarter results. The $50 million expansion of Quail was completed during the third quarter, and results reflect added rental tools and the impact of Quail’s new facility in Texarkana, Texas. We continue to remain confident in the growth of this segment.
“We expect that fourth quarter and early 2008 contributions from our U.S. segment will remain substantial but slightly lower than previous quarters due to a moderate decline in dayrates and utilization, as one of our deep barge rigs was down in October and some intermediate barge rigs may experience gaps between contracts in the fourth quarter. However, all of our deep barge rigs are now committed through the remainder of 2007.
“Demand is strong for our brand of high-performance drilling solutions that reduce the total cost of drilling and enable our customers to explore and develop oil and gas reserves in frontier environments. Looking ahead to the remainder of this year and into 2008, I am confident we will continue to deliver strong returns across our operating segments and execute our strategic growth plan.”
Parker Drilling has scheduled a conference call at 10 a.m. CST (11 a.m. EST) November 7, 2007 to discuss third quarter 2007 results. Those interested in participating in the call may dial in at 303-262-2137. The conference call replay can be accessed from November 7 through November 14 by dialing (800) 405-2236 and using the access code 11099460#. Alternatively, the call can be accessed live through the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending, competitive advantages including cost effective integrated solutions, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2006. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward- looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Dollars in Thousands)		(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$59,700	$52,347	$178,975	$135,297
International Drilling	76,997	61,605	197,867	214,407
Rental Tools	35,500	32,831	96,905	90,401

TOTAL DRILLING AND RENTAL REVENUES	172,197	146,783	473,747	440,105

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	25,563	20,944	76,940	58,228
International Drilling	51,618	52,280	148,018	171,506
Rental Tools	14,579	12,349	38,263	33,788
Depreciation and Amortization	23,043	16,993	60,744	51,665

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	114,803	102,566	323,965	315,187

DRILLING AND RENTAL OPERATING INCOME	57,394	44,217	149,782	124,918

General and Administrative Expense	(6,246)	(7,992)	(18,380)	(23,261)
Provision for Reduction in Carrying Value of Certain Assets	(1,091)	—	(1,091)	—
Gain on Disposition of Assets, Net	543	4,328	17,216	6,901

TOTAL OPERATING INCOME	50,600	40,553	147,527	108,558

OTHER INCOME AND (EXPENSE)
Interest Expense	(7,576)	(7,923)	(19,891)	(25,223)
Change in Fair Value of Derivative Position	(262)	(1,029)	(671)	166
Interest Income	2,080	2,521	5,576	5,966
Loss on Extinguishment of Debt	(2,396)	(1,910)	(2,396)	(1,912)
Equity in Loss of Unconsolidated Joint Venture, Net of Taxes	(1,123)	—	(1,123)	—
Other Income (Expense) — Net	510	(400)	(413)	(1,334)

TOTAL OTHER INCOME AND (EXPENSE)	(8,767)	(8,741)	(18,918)	(22,337)

INCOME BEFORE INCOME TAXES	41,833	31,812	128,609	86,221

INCOME TAX EXPENSE
Current Tax Expense	14,598	1,166	43,223	10,692
Deferred Tax Expense	4,582	12,007	15,879	31,671

TOTAL INCOME TAX EXPENSE	19,180	13,173	59,102	42,363

NET INCOME	$22,653	$18,639	$69,507	$43,858

EARNINGS PER SHARE — BASIC
Net Income	$0.21	$0.17	$0.64	$0.41
EARNINGS PER SHARE — DILUTED
Net Income	$0.20	$0.17	$0.63	$0.41
AVERAGE COMMON SHARES OUTSTANDING
Basic	110,270,207	107,233,881	109,269,867	106,272,123
Diluted	111,278,430	108,211,580	110,522,914	107,766,841

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2007	December 31, 2006
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$66,954	$92,203
Marketable Securities	—	62,920
Accounts and Notes Receivable, Net	161,500	112,359
Rig Materials and Supplies	21,509	15,000
Deferred Costs	9,872	6,662
Deferred Income Taxes	17,307	17,307
Other Current Assets	44,663	11,123

TOTAL CURRENT ASSETS	321,805	317,574

PROPERTY, PLANT AND EQUIPMENT, NET	562,952	435,473

OTHER ASSETS
Goodwill	100,315	100,315
Deferred Taxes	21,179	13,405
Other Assets	74,689	34,534

TOTAL OTHER ASSETS	196,183	148,254

TOTAL ASSETS	$1,080,940	$901,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$—
Accounts Payable and Accrued Liabilities	104,282	101,903

TOTAL CURRENT LIABILITIES	104,282	101,903

LONG-TERM DEBT	353,882	329,368

LONG-TERM DEFERRED TAXES	15,181	—

OTHER LIABILITIES	110,009	10,931

STOCKHOLDERS’ EQUITY	497,586	459,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,080,940	$901,301

Current Ratio	3.09	3.12

Total Long-Term Debt as a Percent of Capitalization	42%	42%

Book Value Per Common Share	$4.45	$4.21

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2007	2006	2007
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Offshore Drilling	$58,197	$52,347	$54,316
U.S. Land Drilling	1,503	—	3,335
International Land Drilling	66,976	48,146	52,268
International Offshore Drilling	10,021	13,459	8,928
Rental Tools	35,500	32,831	31,430

Total Drilling and Rental Revenues	172,197	146,783	150,277

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Offshore Drilling	24,457	20,944	21,551
U.S. Land Drilling	1,106	—	3,065
International Land Drilling	44,966	40,491	45,019
International Offshore Drilling	6,652	11,789	5,598
Rental Tools	14,579	12,349	12,521

Total Drilling and Rental Operating Expenses	91,760	85,573	87,754

DRILLING AND RENTAL OPERATING INCOME
U.S. Offshore Drilling	33,740	31,403	32,765
U.S. Land Drilling	397	—	270
International Land Drilling	22,010	7,655	7,249
International Offshore Drilling	3,369	1,670	3,330
Rental Tools	20,921	20,482	18,909
Depreciation and Amortization	(23,043)	(16,993)	(19,642)

Total Drilling and Rental Operating Income	57,394	44,217	42,881

General and Administrative Expense	(6,246)	(7,992)	(6,246)
Provision for Reduction in Carrying Value of Certain Assets	(1,091)	—	—
Gain on Disposition of Assets, Net	543	4,328	269

TOTAL OPERATING INCOME	$50,600	$40,553	$36,904

Marketable Rig Count Summary
As of September 30, 2007

Total
U.S. Land Rigs	1

U.S. Gulf of Mexico Barge Rigs
Workover	3
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	16

International Land Rigs
Asia Pacific	9
Africa — Middle East	3
Latin America	7
CIS	8

Total International Land Rigs	27

International Barge Rigs
Mexico	1
Caspian Sea	1

Total International Barge Rigs	2

Total Marketable Rigs	46

Adjusted EBITDA
(Unaudited)

	Three Months Ending
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
Income (Loss) from Continuing Operations	$22,653	$18,103	$29,994	$37,168	$18,639	$13,761	$11,458	$56,707	$18,073
Adjustments:
Income Tax Expense	19,179	14,570	24,109	(5,954)	13,173	14,694	14,496	(39,087)	2,165
Total Other Income and Expense	8,768	4,231	5,920	3,554	8,741	5,731	7,865	10,251	9,627
Loss/(Gain) on Disposition of Assets, Net	(543)	(269)	(16,404)	(672)	(4,328)	(2,125)	(448)	(3,185)	(5,943)
Depreciation and Amortization	23,043	19,642	18,059	17,605	16,993	17,715	16,957	16,619	16,563
Provision for Reduction in Carrying Value	1,091	—	—	—	—	—	—	2,584	2,300

Adjusted EBITDA	$74,191	$56,277	$61,678	$51,701	$53,218	$49,776	$50,328	$43,889	$42,785